Exhibit 3.1

FOURTH CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SAEXPLORATION HOLDINGS, INC.

SAExploration Holdings, Inc. (the “Corporation”), a corporation duly incorporated and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Third Certificate of Amendment (this “Amendment”) to the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation (as amended by Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 5, 2018, the Second Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 13, 2018 and the Third Certificate of Amendment to the Certificate of Incorporation on September 13, 2018) and hereby certifies as follows:

1.Section 4.1 of Article IV of the Corporation’s Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

4.1Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 41,000,000 shares, divided into (a) 40,000,000 shares of Common Stock, with the par value of $0.0001 per share (the “Common Stock”), and (b) 1,000,000 shares of Preferred Stock, with the par value of $0.0001 per share (the “Preferred Stock”). The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and no separate vote of such class of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

2.This Amendment was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation, in accordance with the provisions of Section 242(b) of the DGCL.

3.This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.

3.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 26th day of November, 2018.

SAEXPLORATION HOLDINGS, INC.

By: /s/ Brent Whiteley

Name:Brent Whiteley

Title:Chief Financial Officer, General Counsel

and Secretary